                              MONDRIAN INVESTMENT

                                    PARTNERS

                                 CODE OF ETHICS


                             EFFECTIVE: JANUARY 2007

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                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                    CONTENTS


                                                                            page
               Introduction                                                    3

Section I      Summary of Restrictions and Requirements                        4

Section II     Mondrian Investment Partners Employee Code of Ethics            7

Section III    Exemptions                                                     16

Section IV     Insider Trading Policies and Procedures                        18

        DATE                      VERSION
------------------    ----------------------------------
September 27, 2004    Initial Code of Ethics

February 01, 2005     First Amendments to Code of Ethics

September 01, 2005    Second Amendment to Code of Ethics

January 01, 2007      Third Amendment to Code of Ethics



                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                  INTRODUCTION


This Code of Ethics "Code" covers all employees of Mondrian Investment Partners Limited and Mondrian Investment Partners (U.S.), Inc. (collectively "Mondrian"). The Code includes standards of business conduct that are expected of Mondrian employees, and that reflect Mondrian's fiduciary duties. The Code requires compliance with applicable U.S. federal securities laws, and incorporates procedures to implement such compliance. The responsibility for maintenance and enforcement of the Code lies substantially with the Chief Compliance Officer. Any violations of the Code must be reported promptly to the Chief Compliance Officer.

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS


                                    SECTION I

                                   SUMMARY OF
                          RESTRICTIONS AND REQUIREMENTS

                                     TABLES

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                    SECTION I

                          CODE OF ETHICS SUMMARY TABLE

         ACTIVITY
                                                                                    INVESTMENT     ACCESS
                                                                                  PROFESSIONALS*   PERSONS*
A.       BLACKOUT PERIODS

         1.     Trading is prohibited until the THIRD TRADING DAY FOLLOWING             x             x
                the execution of a Mondrian trade in that same Security.

         2.     Trading by the named Portfolio Manager of a U.S. Registered             x
                Investment Company ("RIC") is prohibited for SEVEN CALENDAR DAYS
                BEFORE OR AFTER the execution of a trade in that same Security for that RIC.

B.       PRECLEARANCE

         1.     All transactions in Securities, including IPOs, must be                 x             x
                precleared (see Section III for certain exemptions).
                Preclearance requests should be submitted using the automated personal account dealing system PTA Connect. Staff will be notified of approved or denied transactions via email.
                Preclearance is generally only valid for twenty-four hours.

C.       TRANSACTIONS

         1.     No more than twenty (20) Security transactions are permitted            x             x
                per calendar month. This limit is applicable in aggregate to all Security transactions in which the covered person has a beneficial interest.

D.       INITIAL PUBLIC OFFERING

         1.     Purchasing any initial public offering without PRIOR written            x             x
                consent from the Compliance Department is prohibited.

E.       PRIVATE PLACEMENT

         1.     Purchasing any private placement without PRIOR written                  x             x
                consent from the Compliance Department is prohibited.

         2.     You must notify the Compliance Department if you hold a                 x
                private placement of which the issuer is subject to
                investment consideration by Mondrian.

F.       BAN ON SHORT-TERM TRADING PROFITS

         1.     All positions must be held for a period of 60 days, in                  x             x
                aggregate, before they can be closed at a profit. Any short term trading profits are subject to disgorgement procedures
                (see Section III for certain exemptions).

G.       GIFTS & ENTERTAINMENT; CHARITABLE AND POLITICAL GIVING

         1.     All gifts and entertainment received that are valued at Pound           x             x
                Sterling10 ($15) or more must be disclosed. Prior to
                accepting gifts or entertainment valued in excess of Pound
                Sterling100 ($150) you must obtain approval from the Chief
                Compliance Officer (where practical).

         2.     All gifts and entertainment provided, regardless of value               x             x
                must be disclosed. Prior to providing gifts or entertainment in excess of Pound Sterling200 ($300) you must obtain
                approval from the Chief Compliance Officer (where practical).

         3.     Staff are prohibited from using their personal charitable               x             x
                and/or political giving to influence decision makers in a way that could directly benefit Mondrian.

     *Applies not only to the employee but, but also to members of the same household. Refer to the full Code for complete details.

                         MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                          SECTION I

H.       SERVICE AS A DIRECTOR

         1.     You must receive PRIOR written approval from the Compliance          x          x
                Department before you may serve on the board of directors, board of trustees or similar governing or oversight body of any company (public or private), charity, endowment,
                foundation or similar organisation.


                          REPORTING REQUIREMENTS TABLE

         REPORTING REQUIREMENTS
                                                                                      INVESTMENT      ACCESS
                                                                                    PROFESSIONALS*   PERSONS*
A.       DISCLOSURE OF ALL PERSONAL HOLDINGS

         1.     All personal holdings must loaded onto PTA Connect within 10             x              x
                days of employment and reported annually thereafter.

                A member of the Compliance team will initiate the process by creating an account on the system and providing training.

B.       RECORDS OF SECURITIES TRANSACTIONS

         1.     Employees must direct their broker(s) to forward                         x              x
                confirmations of personal transactions and monthly account statements to the Compliance Department.

         2.     Employees are required to complete a Personal Securities                 x              x
                Transaction declaration within 10 days of each quarter end using PTA Connect.

C.       PERIODIC CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

         1.     Employees must certify that they have read and understand the            x              x
                Code of Ethics and have complied with all requirements of the
                Code. The certification will be completed on PTA Connect.

                The frequency of these certifications will be determined by the Compliance Department.

D.       VIOLATIONS

         1.     Employees must report any violations of the Code promptly to             x              x
                the Chief Compliance Officer.

     *Applies not only to the employee but, but also to members of the same household. Refer to the full Code for complete details.

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION II


                                     CODE OF
                                     ETHICS

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION II


A. CREDO

IT IS THE DUTY OF ALL MONDRIAN EMPLOYEES, OFFICERS AND DIRECTORS TO CONDUCT THEMSELVES WITH INTEGRITY, AND AT ALL TIMES TO PLACE THE INTERESTS OF CLIENTS FIRST. IN THE INTEREST OF THIS CREDO, ALL PERSONAL SECURITIES TRANSACTIONS WILL BE CONDUCTED CONSISTENT WITH THE CODE OF ETHICS AND IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST OR ANY ABUSE OF AN INDIVIDUAL'S POSITION OF TRUST AND RESPONSIBILITY. THE FUNDAMENTAL STANDARD OF THIS CODE IS THAT PERSONNEL SHOULD NOT TAKE ANY INAPPROPRIATE ADVANTAGE OF THEIR POSITIONS.

Mondrian is authorised and regulated by the Financial Services Authority in the UK and the Securities and Exchange Commission in the US. Both regulators set standards of ethical conduct which this Code is designed to adhere to. Furthermore, Rule 17j-1 under the US Investment Company Act of 1940 and Rule 204A-1 of the US Investment Advisers Act of 1940 (the "Rules") make it unlawful for certain persons, including any employee, officer or director of an investment adviser, in connection with the purchase or sale by such person of a security held or to be acquired by a client account:

      (1)   To employ any device, scheme or artifice to defraud;

      (2) To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

      (3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

      (4)   To engage in any manipulative practice.


The Rules also require investment adviser firms to adopt a written code of ethics containing provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard. Investment adviser firms should also use reasonable diligence and institute procedures reasonably necessary to prevent violations of that code. Employees must report any violations of the Code promptly to the Chief Compliance Officer.

This Code of Ethics is being adopted by Mondrian in compliance with the requirements of the Rules and to effect the purpose of the Credo set forth above.

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION II


B. DEFINITIONS:

"ACCESS PERSON"
means any Mondrian employee who has access to non-public information regarding clients' securities transactions or who has access to non public information regarding a client's portfolio holdings. This definition includes all staff who are not Investment Professionals e.g. client services and administrative staff. Those persons deemed to be Access Persons will be notified of this designation.

"BENEFICIAL OWNERSHIP"
shall be as defined in Section 16 of the US Securities Exchange Act of 1934 and the rules and regulations thereunder. Generally speaking, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security, is a "beneficial owner" of the Security. For example, a person is normally regarded as the beneficial owner of Securities held by members of his or her immediate family sharing the same household. Additionally, ownership of a Derivative constitutes beneficial ownership of the underlying Security itself.

"BROKER"
means any entity with which an employee can establish a trading arrangement to facilitate the execution of a Security transaction including banks, dealers, internet trading facilities and spread betting service providers.

"Chief Compliance Officer"

means the person named as Chief Compliance Officer of Mondrian Investment Partners Limited.

"CONTROL"
shall mean investment discretion in whole or in part of an account regardless of beneficial ownership, such as an account for which a person has power of attorney or authority to effect transactions.

"DERIVATIVE"
shall include futures, options, contracts for differences, spread betting or any other device that provides exposure to profits or losses from any financial instrument or index (NB: this is intended to cover a wide range of financial exposures e.g. it includes interest rates and currencies).

"ENTERTAINMENT"
Attendance at an event (widely defined) given to/by a Mondrian staff member (including spouse or other guest) by/to a business related contact (including spouse or other guest) where the host would attend the event with the guest(s). Examples might include:

      - A broker takes an Investment Professional to a sporting event -- this may also include the provision of food and drink

      - A custodian invites senior administration staff to join their staff at a sporting event e.g. a golf day

      - Mondrian client services staff entertain a group of client representatives and their spouses to an evening meal and the theatre

NB: The following would not be classified as Entertainment 1) receipt of food and drink during a business meeting provided that the receipt of such is incidental to the purpose of the meeting or 2) meals as part of a business trip where the recipient and giver pay for a relatively equal share of such costs over the period of the trip.

"GIFT"
An item of value given to/by a Mondrian staff member (including spouse or other guest) by/to a business related contact (including spouse or other guest). Examples might include:

      - A company that Mondrian is researching gives a product sample to an Investment Professional for their personal use which they keep

      -     A broker gives a Trader a case of wine at Christmas

      - A broker gives an Investment Professional tickets to a football match but does not attend

      - A Mondrian Client Services Officer gives a client Trustee or a consultant tickets to a sporting event

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION II


"HIGH QUALITY SHORT-TERM DEBT INSTRUMENTS" shall mean any instrument that has a maturity at issuance of less that 366 days and that is rated in one of the two highest rating categories by an internationally recognised statistical rating organisation.

"INVESTMENT PROFESSIONAL"
means any employee who, in connection with his/her regular functions or duties, makes or participates in, the making of investment decisions affecting a client. Investment Professional includes portfolio managers, research analysts and anyone that assists them directly in the execution of their duties e.g. implementation staff and assistant portfolio managers. Secretarial support staff working within the investment teams are not included in this definition.

"MANAGED ACCOUNTS"
means an account that is professionally managed by a third party. Managed Accounts require pre-approval through the Compliance Department prior to starting up the account. The Compliance Department will consider the facts and circumstances of the account, including the functions and duties of the employees, when approving or denying such accounts. Trading in Managed Accounts is exempt from preclearance requirements. However, all trades still require reporting and duplicate statements and confirmations must be sent to the Compliance Department. Preclearance is only exempt for trades initiated by the third party. All trades initiated by the employee require preclearance.

"MONDRIAN"
means Mondrian Investment Partners Limited and Mondrian Investment Partners (U.S.), Inc.

"PTA CONNECT"
means the web-based system used by Mondrian to manage the approval, reporting and record keeping processes associated with personal account trading and Gifts and Entertainment.

"SECURITY"
shall have the meaning as set forth in Section 2(a)(36) of the US Investment Company Act of 1940 which provides a very broad ranging definition of a security. In addition, the purchase, sale or exercise of a Derivative shall constitute the purchase or sale of the underlying Security or exposure.

The following instruments are EXCLUDED:

      - securities issued or guaranteed by Supranationals and their agencies, any recognised government, and in the case of the government of the United States or any of its federal agencies, bankers' acceptances, bank certificates of deposit, commercial paper, High Quality Short-term Debt Instruments including repurchase agreements

      -     unit investment trusts ("UIT") (but see below)

      -     shares of open-end registered investment companies (but see below)

      -     municipal fund securities (i.e. 529 Plans)

The following instruments are NOT EXCLUDED (and therefore are subject to the restrictions of this Code)

      - mutual funds and unit investment trusts of which Mondrian is the adviser and/or sub-adviser, see Appendix A for a list of these Funds

      -     UK registered Investment Trusts

      -     open-end exchange traded funds and UIT exchange traded funds

      IMPORTANT NOTE: IF YOU ARE UNCERTAIN AS TO WHETHER A HOLDING OR POSITION FALLS WITHIN THE DEFINITION OF A SECURITY YOU SHOULD ASSUME IT IS INCLUDED UNLESS ADVISED OTHERWISE BY THE COMPLIANCE DEPARTMENT.

"SECURITY BEING "CONSIDERED FOR PURCHASE OR SALE" OR "BEING PURCHASED OR SOLD"" means when a recommendation to purchase or sell the Security has been made and communicated to the Trading Desk and with respect to the person making the recommendation, when such person seriously considers making, or when such person knows or should know that another person is seriously considering making, such a recommendation.

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION II


C. PROHIBITED ACTIVITIES

I. THE FOLLOWING RESTRICTIONS APPLY TO ALL ACCESS PERSONS AND INVESTMENT PROFESSIONALS.

      (a) No Access Person or Investment Professional shall engage in any act, practice or course of conduct, which would violate the provisions of the Rules set forth above.

      (b) No Access Person or Investment Professional shall purchase or sell, directly or indirectly, any Security which to his/her knowledge is being actively considered for purchase or sale by Mondrian; except that this prohibition shall not apply to:

            (1) purchases or sales that are non-volitional on the part of either the person or the account;

            (2) purchases which are part of an automatic dividend reinvestment plan;

            (3) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

            (4) other purchases and sales specifically approved by the Managing Director, with the advice of the General Counsel and/or the Chief Compliance Officer, and deemed appropriate because of unusual or unforeseen circumstances. A list of securities excepted will be maintained by the Compliance Department; and

            (5) purchases or sales made by a third party in a Managed Account, provided that such purchases or sales do not reflect a pattern of conflict.

      (c) No Access Person or Investment Professional may execute a buy or sell order for an account in which he or she has beneficial ownership or control until the third trading day following the execution of a Mondrian buy or sell order in that same Security.

      (d) Despite any fault or impropriety, any Access Person or Investment Professional who executes a buy or sell for an account in which he/she has beneficial ownership or control either (i) before the third trading day following the execution of a Mondrian order in the same Security, or (ii) when there are pending orders for a Mondrian transaction as reflected on the open order blotter, shall forfeit any profits made (in the event of purchases) or loss avoided (in the event of sales), whether realised or unrealized, in the period from the date of the personal transaction to the end of the proscribed trading period. Payment of the amount forfeited shall be made by cheque or in cash to a charity of the person's choice and a copy of the cheque or receipt must be forwarded to the Compliance Department.

      (e) Except for Managed Accounts meeting the provisions of Section I(b)(5) above, each Access Person's and each Investment Professional's personal transactions or transactions for an account in which he/she has beneficial ownership or control must be precleared using the PTA Connect system. The request for preclearance must be submitted prior to entering any orders for personal transactions. Preclearance is generally only valid for 24 hours after the request is authorised and if the order is not executed within the 24 hour period, the preclearance request must be resubmitted. In certain circumstances, where the timing of the trade execution is outside of the control of the Access Person or Investment Professional, the Compliance Department may allow an extension to this period. Regardless of preclearance, all transactions remain subject to the provisions of (b), (c) and (d) above.

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION II


      (f) Short term trading in Securities resulting in a profit is prohibited. All opening positions must be held for a period of 60 days, in the aggregate, before they can be closed at a profit. Any short term trading profits are subject to the disgorgement procedures outlined above and at the maximum level of profit obtained. The closing of positions at a loss within 60 days is not prohibited.

      (g) Access Persons and Investment Professionals are prohibited from purchasing any initial public offering without the PRIOR written consent of the Compliance Department. A separate approval form will need to be completed.

      (h) No Access Person or Investment Professional shall purchase any private placement without express PRIOR written consent by the Compliance Department. All private placement holdings are subject to disclosure to the Compliance Department.

      (i) No Access Person or Investment Professional shall operate a brokerage or other trading account(s) with an individual or combined net loss in any Derivative position of more than Pound Sterling25,000 ($40,000). Brokerage or other trading accounts with an individual or combined net loss of more that Pound Sterling20,000 ($30,000) should be reported to the Compliance department immediately. In relation to positions covered by assets held separately (i.e. not in the brokerage account which has a net loss position), the Chief Compliance Officer may permit an exemption from this requirement.

      (j) No Access Person or Investment Professional shall participate in online discussions related to Securities e.g. internet discussion boards or chat rooms by posting or encouraging others to post (however, Access Persons and Investment Professionals are not prohibited from passively reading such online discussions). This prohibition includes all Securities whether or not held by Mondrian clients.

      (k) Access Persons and Investment Professionals require PRIOR written approval from the Compliance Department before they may serve on the board of directors, board of trustees or similar governing or oversight body of any company (public or private), charity, endowment, foundation or similar organisation.


II. IN ADDITION TO THE REQUIREMENTS NOTED IN SECTION I, THE FOLLOWING ADDITIONAL RESTRICTIONS APPLY TO ALL INVESTMENT PROFESSIONALS.

      (a) Investment Professionals that hold a private placement must receive permission from the Compliance Department prior to any participation by such person in Mondrian's consideration of an investment in the same issuer.

      (b) No named Portfolio Manager of a U.S. Registered Investment Company ("RIC") may execute a buy or sell order for an account for which he/she has beneficial ownership within seven calendar days before or after that RIC account, trades in that Security.

      (c) Despite any fault or impropriety, any Investment Professional who executes a personal transaction within seven calendar days before or after a RIC account, for which they are a named Portfolio Manager, trades in that Security, shall forfeit any profits made (in the event of purchases) or loss avoided (in the event of sales), whether realised or unrealised, in the period from the date of the personal transaction to the end of the prescribed trading period. Payment of the amount forfeited shall be made by cheque or in cash to a charity of the person's choice and a copy of the cheque or receipt must be forwarded to the Compliance Department.

                  MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                  SECTION II


D.    GIFTS & ENTERTAINMENT; CHARITABLE AND POLITICAL GIVING

I. THE FOLLOWING RESTRICTIONS APPLY TO ALL ACCESS PERSONS AND INVESTMENT PROFESSIONALS.

      (a)   Gift and Entertainment Receipt:

            (i) Staff should not accept and retain Gifts or Entertainment valued between Pound Sterling10 ($15) and Pound Sterling100 ($150) without notifying the Chief Compliance Officer as soon as possible using the Gift Declaration Form (available under General Forms on the Legal & Compliance page of the Intranet).

            (ii) Staff should not accept and retain Gifts or Entertainment valued over Pound Sterling100 ($150) without obtaining the PRIOR consent of the Chief Compliance Officer or Managing Director using the Gift Declaration Form (where practical) (available under General Forms on the Legal & Compliance page of the Intranet).

            (iii) Mondrian may from time to time impose limits on the value of gifts or entertainment that individuals can receive and that Mondrian staff, in total, can accept from brokers or others over a set period of time. These will be separately notified to staff as and when necessary.

      (b)   Gift and Entertainment Giving:

            (i) All Gifts and Entertainment to clients, consultants or other business related contacts must be reported (regardless of whether the staff member seeks reimbursement from Mondrian) using the relevant expense reimbursement forms/system.

            (ii) Staff may not give Gifts or Entertainment valued in excess of Pound Sterling200 ($300) to clients, consultants or other business related contacts without the prior consent of the Chief Compliance Officer or Managing Director (where practical).

            (iii) Mondrian may from time to time impose limits on the value of gifts or entertainment that individuals can give and that Mondrian staff, in total, can give to a particular party over a set period of time. These will be separately notified to staff as and when necessary.

      (c)   Charitable and Political Giving.

            Staff are prohibited from using their personal charitable and/or political giving to influence decision makers in a way that could directly benefit Mondrian (e.g. a Client Services Officer making a large donation to a charity supported by a consultant who may be influential in Mondrian's appointment or retention by a client would not be permitted).

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION II


E.    REQUIRED REPORTS

I. THE FOLLOWING REPORTS ARE REQUIRED TO BE MADE BY ALL ACCESS PERSONS AND INVESTMENT PROFESSIONALS.

      (a) Disclose brokerage or other trading relationships at employment and at the time of opening any new account. All brokerage accounts should be set-up on PTA Connect by the staff member.

      (b) Direct their brokers to supply to the Compliance Department, on a timely basis, duplicate copies of all confirmations and statements for all brokerage or other trading accounts and Managed Accounts. (In the U.K., all contract notes and periodic statements). In the case of a brokerage relationship where a margin account is available (NB: this includes a spread betting account), the broker must supply the Compliance Department with a monthly statement.

      (c) Each quarter, no later than the tenth day after the end of the calendar quarter, complete a Personal Security Transaction declaration using PTA Connect.

      (d) All personal holdings must be loaded onto PTA Connect no later than 10 days following commencement of employment. A member of the Compliance team will provide instructions on system usage.

      (e) Provide Annual Holdings reports containing information regarding all personal Securities holdings. This report must be current as of a date no more than 30 days before the report is submitted. The report should be submitted using PTA Connect.

      (f) Quarterly Gift and Entertainment certifications must be submitted by the end of the month following each calendar quarter end. Certifications are to be submitted using PTA Connect.

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION II


F.    ADMINISTRATIVE PROCEDURES

      I.    THE FOLLOWING ADMINISTRATIVE PROCEDURES SHALL APPLY.

            (a) The Compliance Department of Mondrian will identify all Access Persons and Investment Professionals and will notify them of this classification and their obligations under this Code. The Compliance Department will also maintain procedures regarding the review of all reports required to be made under the Rules.

            (b) The Compliance Department shall keep records of Access Persons' and Investment Professionals' holdings and transaction reports, the names of all Access Persons and Investment Professionals for the past five years, and records of decisions approving Access Persons' and Investment Professionals' acquisitions of IPO's and private placements. The Compliance Department shall maintain copies of the Code of Ethics, records of Code violations and action taken as a result of Code violations, and copies of employees' written acknowledgements of receipt of the Code. Such records shall be kept by the Compliance Department for five years in an easily accessible place, and for the first two years in Mondrian's office premises.

            (c) The Compliance Department shall perform periodic reviews of notifications and reports required to be made under the Rules, as part of its annual Compliance Monitoring Programme.

            (d) The Compliance Department shall report to the Chief Operating Officer or Managing Director any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics. The Chief Operating Officer or Managing Director, will review the reports made and determine whether or not the Code of Ethics has been violated and shall determine what sanctions, if any, should be imposed in addition to any that may already have been imposed. Breaches of this Code of Ethics are considered to be a serious matter and can lead to disciplinary action, up to and including, dismissal.

            (e) On a quarterly basis, a summary report of material violations of the Code and the sanctions imposed will be made to the Compliance Committee (a committee of the Board of Directors of Mondrian Investment Partners Limited). In reviewing this report, the Compliance Committee will consider whether the appropriate sanctions were imposed. When the Compliance Department finds that a transaction otherwise reportable above could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of the Rules, it may, in its discretion, lodge a written memorandum of such finding in lieu of reporting the transaction.

G.    GENERAL GUIDANCE

      I.    THE FOLLOWING GENERAL GUIDANCE SHALL APPLY.

            (a) The value of Gifts and Entertainment should be determined using the following guidelines:

                  - The full value of any entertainment package should be disclosed i.e. if an event includes food and beverages, they must be taken into account. Often the package will be provided by a corporate hospitality provider and there will be a total cost price available from the provider.

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                     MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                      SECTION II


                  - If no total value is provided, a best estimate which errs on the high side should be given.

                  - The market value of a gift should also be taken into account e.g. the face value of a FA Cup Final/Super Bowl ticket will be a lot lower than the market value.

                  - The value of any gift received by or given to a spouse or other guest must also be reported (for example if a broker provides and entertainment package and the Mondrian staff members brings their spouse, the value provided to the spouse must also be reported).

            (b) Stop loss arrangements may be put in place to limit exposure to loss in fast moving markets provided that:

                  - they have been authorised on a trade by trade basis by the Chief Compliance Officer prior to requesting preclearance

                  - details of the stop loss limit are noted in the comments section of the PTA Connect preclearance request

                  - the stop loss limit is not adjusted during the life of the derivative position without a new preclearance being sought and approved

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                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION II


      APPENDIX A -- LIST OF MUTUAL FUNDS SUBJECT TO THE CODE OF ETHICS

      (AS AT JANUARY 1, 2007)

          -  BBH International Equity Fund

          -  Delaware Pooled Trust -- The Emerging Markets Portfolio

          -  Delaware Pooled Trust -- The Global Fixed Income Portfolio

          -  Delaware Pooled Trust -- The International Equity Portfolio

          -  Delaware Pooled Trust -- The International Fixed Income Portfolio

          - Delaware Pooled Trust -- The Labor Select International Equity Portfolio

          -  Frank Russell Investment Company -- International Fund

          -  Frank Russell Investment Company -- International Securities Fund

          -  Guidestone Funds Trust -- The International Equity Fund

          -  Laudus International MarketMasters Fund

          -  Lincoln(UK) Emerging Markets Trust

          -  Lincoln (UK) Far East Trust

          -  Lincoln (UK) Income Trust

          -  Lincoln Variable Insurance Products Trust -- International Fund

          -  Optimum Fund Trust -- Optimum International Fund

          -  Russell Overseas Equity Fund

          -  Sovereign Overseas Equity Pool (a Russell Investment Program)

          -  TIFF Investment Program, Inc -- TIFF International Equity Fund

          -  TIFF Investment Program, Inc -- TIFF Multi-Asset Fund

          - UBS PACE Select Advisors Trust -- UBS PACE International Equity Investments

          - UBS PACE Select Advisors Trust -- UBS PACE International Emerging Markets Equity Investments


AN UP TO DATE VERSION OF THIS LIST IS MAINTAINED ON THE LEGAL AND COMPLIANCE PAGE OF THE MONDRIAN INTRANET.

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                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS


                                   SECTION III


                                 EXEMPTION LIST

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS


THE FOLLOWING ARE EXEMPT FROM THE 60-DAY MINIMUM HOLD RULE:

    -   Derivative positions on the following indices:

        Dow Jones Industrial Average

        S&P 500 Index

        S&P 100 Index

        NASDAQ 100 Index

        Russell 2000 Index

        EUROTOP 100 Index

        Financial Times Stock Exchange (FT-SE) 100 Index



    -   Derivative positions on commodities and currencies.

    -   Derivative positions on interest rates.

    -   Derivative positions on government bonds.


Please keep in mind that while you are not required to hold positions in the above instruments for 60 days, ALL OTHER REQUIREMENTS OF THE CODE OF ETHICS MAY STILL APPLY INCLUDING THE NEED TO PRECLEAR AND REPORT TRANSACTIONS IN THESE INSTRUMENTS AND THE MAXIMUM LOSS RESTRICTION.

THE FOLLOWING ARE EXEMPT FROM THE PRECLEARANCE RULE:

    -   Derivative positions on the following indices:

        Dow Jones Industrial Average
        Financial Times Stock Exchange (FT-SE) 100 index
        S&P 500 Index

    -   Derivative positions that involve the following currencies:

        Sterling
        US Dollar
        Euro
        Japanese Yen


Please keep in mind that while you are not required to obtain preclearance to trade in the above instruments, ALL OTHER REQUIREMENTS OF THE CODE OF ETHICS MAY STILL APPLY INCLUDING THE NEED TO REPORT TRANSACTIONS IN THESE INSTRUMENTS AND THE MAXIMUM LOSS RESTRICTION.

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS


                                   SECTION IV


                                 INSIDER TRADING
                             POLICIES AND PROCEDURES

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION IV

                     INSIDER TRADING POLICIES AND PROCEDURES



A. INTRODUCTION

Mondrian Investment Partners Limited and Mondrian Investment Partners (U.S.), Inc. (collectively "Mondrian") and you, as a Mondrian employee, are regulated by certain laws governing insider trading. To protect both you and Mondrian from legal liability, Mondrian has prepared this Policy Statement on Insider Trading and Securities Fraud, which establishes specific standards that will facilitate your compliance with applicable legal requirements. The Policy Statement describes limitations, restrictions and procedures for transactions in securities and other instruments by Mondrian employees for themselves or for accounts over which they may have discretion or influence.

All employees are expected to be familiar with and to abide by this Policy Statement. From time to time, you may be asked to certify in writing that you understand and have complied with this Policy Statement. Supervisory officers should periodically reinforce the importance of this Policy Statement to employees under their supervision and point out provisions of particular relevance.

There may be limited circumstances that warrant a waiver to certain rules of this Policy Statement. Requests for any such waivers must be fully documented and approved in advance by the Managing Director with the advice of the General Counsel and Chief Compliance Officer. All waivers and violations of this Policy Statement must be reported promptly to the Insider Trading Committee.

If you have any questions about the Policy Statement, ask your supervisor or consult with the Compliance Department. If you suspect that there has been a violation of this Policy Statement, you should contact the Compliance Department. All such communications will be handled in a confidential manner.

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                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION IV


B. DEFINITIONS

Terms used in this Policy Statement are defined as follows:

MATERIAL INFORMATION:
Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or hold securities. Obviously, information that would affect the market price of a security would be material. A few examples of information that might be considered material:

            - dividend increases or decreases;

            - extraordinary borrowings or liquidity problems;

            - a proposal or agreement for merger, acquisition, or divestiture;

            - pending discoveries or developments such as new products or patents;

            - a proposal to redeem securities;

            - developments regarding a company's senior management;

            - information about major contracts or orders.

The above list is not intended to be exhaustive. All relevant circumstances must be considered in making a determination. If in doubt, you should treat the information as material and consult with Legal or Compliance.

NON-PUBLIC INFORMATION:
Information about a company is non-public if it is not generally available to the investing public. Information received under circumstances indicating that it is not yet in general circulation and may be attributable, directly or indirectly, to the company or its insiders may be deemed nonpublic information. Information appearing in widely accessible sources - such as newspapers and the Dow Jones News Wire - becomes public relatively soon after publication but you should not assume that the information is immediately in the public domain; information appearing in less accessible sources - such as regulatory filings or analysts' reports - may take 48 hours or more before it is deemed public. If you have any doubt about whether information meets the legal requirements for being public, consult with Legal or Compliance before taking any action.

SECURITIES FRAUD:
Securities fraud can occur in various ways and generally includes any act or practice which employs material non-public information to defraud another. For instance, engaging in personal transactions in securities with knowledge that they are being purchased or sold by a Mondrian Fund or managed separate account where an advantage might be gained as a result of these transactions is prohibited. This type of information is both confidential and proprietary and its use for personal gain through personal securities transactions is a violation of U.K. and U.S. federal securities laws.

INSIDER:
The concept of "insider" is broad. It includes officers, directors and employees of the company, which issued the securities in question. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and, in that capacity, is given access to information which is intended solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organisations. In addition, Mondrian may become a temporary insider of a company it advises or for which it performs other services. The U.S. Supreme Court has held that a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

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                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION IV


INSIDER TRADING:
Although not specifically defined in the federal securities laws, the term insider trading is generally used to refer to the use of material non-public information to trade in securities (in certain instances, whether or not one is an "insider") or the communication of material non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

a. Trading by an insider while in possession of material non-public information, or

b. Trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

c. Communicating material non-public inside information to others for personal profit or for the profit of another person.

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION IV


C. POLICY STATEMENT AND PENALTIES

POLICY STATEMENT

No officer, director or employee of Mondrian shall trade securities, either personally or on behalf of others, including investment companies and private accounts managed by Mondrian, while in the possession of material non-public information directly or indirectly acquired:

      -     from sources within the corporation whose securities are involved;

      -     in violation of law or breach of duty to such corporation; or

      - otherwise in connection with any scheme, practice or device to commit a fraud involving the purchase or sale of securities.

In addition, no officer, director, or employee of Mondrian shall communicate such material non-public information to others.

This Policy Statement applies to every officer, director and employee and extends to activities within and outside their duties at Mondrian.

Every officer, director and employee must read and retain this Policy Statement. Any questions regarding this Policy Statement or the procedures described herein should be referred to Legal or Compliance.

This Policy Statement is designed to prevent the misuse of material non-public information in violation of the UK laws, FSA rules, US federal securities laws and the rules and regulations thereunder, including so-called "insider trading" and other unlawful and fraudulent practices. This Policy Statement is in addition to the policies under Mondrian's Code of Ethics.


PENALTIES FOR INSIDER TRADING AND SECURITIES FRAUD
Penalties for violating the Federal securities laws by trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties may include:

      -     civil injunction

      -     treble damages

      -     disgorgement of profit made or loss avoided

      -     jail sentences

      - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

      - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Any violation of this Policy Statement can be expected to result in serious sanctions by Mondrian including dismissal of the person involved. In addition, all violations of criminal laws applicable to Mondrian are reported to the appropriate authorities for possible prosecution.

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION IV


D. PROCEDURES

The following procedures have been established to aid the officers, directors and employees of Mondrian in avoiding insider trading, and to aid Mondrian in preventing, detecting and imposing sanctions with respect to insider trading. Every officer, director and employee of Mondrian must follow these procedures or risk serious sanctions, including dismissal by Mondrian and the imposition of substantial personal liability and criminal penalties.

1. IDENTIFYING PROHIBITED TRANSACTIONS

Before trading for yourself or others, including investment companies or private accounts managed or advised by Mondrian, in the securities of a company about which you may have what may be confidential or potential inside information, ask yourself the following questions:

      a. Is the information "inside" information? Has the information been acquired, directly or indirectly (i) from sources within the corporation whose securities are involved or (ii) in violation of the law or the breach of any duty to such corporation?

      b. Even if the information is not "inside" information, is it confidential and would its use in the transaction be a violation of trust, a breach of a duty owed to a third party, or operate as a fraud?

      c. Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would materially effect the market price of the securities if generally disclosed?

      d. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in REUTERS, THE FINANCIAL TIMES, THE WALL STREET JOURNAL or other publications of general circulation?

If after consideration of the above, you are not certain about whether the information is "inside" information, is material, and/or is non-public, or if you have questions as to whether the proposed transaction may involve the use of material non-public information (whether or not "insider" information) in a fashion which may operate as a fraud, unfairly disadvantage another or otherwise violate the securities laws, you should take the following steps:

      a. Bring the matter immediately to the attention of the Chief Compliance Officer and do not communicate the information to ANYONE ELSE inside or outside Mondrian other than the Chief Compliance Officer.

      c. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Mondrian.

The Chief Compliance Officer will promptly advise you as to what, if anything, you need to do. If deemed necessary, the Chief Compliance Officer may refer the matter to the Insider Trading Committee. After the INSIDER TRADING COMMITTEE has reviewed the issue, you may be given further instructions. The members of the Committee are as follows:

                   Chief Compliance Officer

                   Chief Operating Officer

                   Chief Investment Officer

                   Regional Research Director

                   General Counsel

Committee decisions require approval by at least three of the above officers with AT LEAST ONE member from Legal/Compliance and one senior member from the Investment team.

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION IV


2. RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION
Material, non-public information in your possession that you identify as "inside" or confidential information may not be communicated to anyone, including persons within Mondrian except as provided in Section II above and except that confidential information as to proposed transactions in the portfolios of the funds or advised accounts and proprietary research information properly acquired by Mondrian, its officers, directors and employees, may be communicated within Mondrian as required for the proper conduct of its business. In addition, care should be taken so that such information is secure. For example, files containing material non-public "inside" or confidential information should be sealed and access to computer files containing such information should be restricted.

3. RESOLVING ISSUES CONCERNING INSIDER TRADING
If, after consideration of the items set forth in Section II above, doubt remains as to whether information is "inside" information, confidential, material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

4. RESTRICTED LIST
In order to facilitate compliance with this Policy Statement, Mondrian maintains a Restricted List. The Restricted List identifies companies whose securities have tight restrictions on their trading and recommendation to others by Mondrian employees. This list is also used to monitor trading by Mondrian employees when Mondrian is in possession of certain information.

The Restricted List contains the names of companies whose securities are restricted from trading by ALL Mondrian accounts and/or employees. These securities cannot be purchased, sold, or recommended by any employee and are usually on the list for a specified time period.

Although the reasons for including a company on the Restricted List may vary, a company with publicly traded securities should be considered for inclusion in situations that present a conflict of interest (real or perceived) or where certain personnel are expected to have non-public information about a company. Examples of situations when a company should be put on the Restricted List are:

- A company is permanently on the Restricted List when an Investment Professional is a member of the company's board.

- Companies about which Mondrian possesses material non-public inside information.

The Compliance Department is responsible for maintaining the Restricted List

Employees should notify the Chief Compliance Officer of all companies that should be added to the list. If you are not sure about whether a situation warrants a company being put on the list, please consult with the Chief Compliance Officer.

The Compliance Department will check preclearance requests for issuers on the Restricted List.

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   SECTION IV


E. SUPERVISORY PROCEDURES, PREVENTION AND DETECTION

SUPERVISORY PROCEDURES
The role of Legal and Compliance is critical to the implementation and maintenance of Mondrian's policies and procedures against insider and other fraudulent trading practices. Supervisory Procedures can be divided into two classifications - prevention and detection.

PREVENTION OF IMPROPER TRADING
Prevention of improper trading in securities requires that Mondrian establish, maintain and enforce appropriate policies, and that all personnel be aware of and understand these policies, the seriousness with which they are viewed and enforced and the potential sanctions for their violation.

To that end, the Insider Trading Committee will:

      a. familiarise officers, directors and employees with Mondrian's policies and procedures.

      b. answer questions regarding Mondrian's policy and procedures described in this Policy Statement.

      c. resolve issues as to whether information received "inside" or in confidence is material and/or non-public.

      d. review on a regular basis and update as necessary Mondrian's policy and procedures.

      e. when it has been determined that an officer, director or employee of Mondrian has material non-public "inside" or confidential information,

            (1) implement measures to prevent dissemination or misuse of such information, and

            (2) if necessary, restrict officers, directors and employees from trading the securities.


DETECTION OF IMPROPER TRADING
To prevent the misuse in violation of the relevant UK and US federal securities laws and the rules and regulations thereunder, of material non-public information by Mondrian or persons associated with Mondrian, the Compliance Department reviews and compares the securities transactions of advised accounts (both fund and separate accounts) with transactions of employees to detect instances where an employee may have taken advantage of confidential information relating to current or proposed transactions by the funds and accounts, for the employee's own personal gain.

It should be noted that it is not a violation of Mondrian's policy or a breach of an employee's fiduciary duty to Mondrian to purchase or sell securities for the employee's own account while in possession of proprietary research information properly acquired by Mondrian, its officers, directors or employees, provided that the purchase or sale does not otherwise violate Mondrian's Policy Statement on Insider Trading and Securities Fraud or any other part of Mondrian's Code of Ethics.